UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

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Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Brocade Communications Systems, Inc. (“Brocade” or the “Company”) to be held on April 8, 2014, at 2:00 p.m. Pacific Time, at our corporate offices located at 130 Holger Way, San Jose, California 95134. At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect nine directors;

•	Nonbinding advisory resolution to approve executive compensation;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending November 1, 2014;

•	Stockholder proposal to amend our bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special stockholder meeting; and

•	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Stockholders of record as of February 14, 2014 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Dave House	Lloyd A. Carney
Chairman of the Board	Chief Executive Officer

Brocade Communications Systems, Inc. 130 Holger Way, San Jose, CA 95134 www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 8, 2014

On April 8, 2014, Brocade Communications Systems, Inc. will hold its 2014 Annual Meeting of Stockholders at 2:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 130 Holger Way, San Jose, California 95134 for the following purposes:

•	To elect Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	To vote on a nonbinding advisory resolution to approve executive compensation;

•	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending November 1, 2014;

•

To vote on a stockholder proposal to amend our bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders if properly presented at the Annual Meeting; and

•	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of such meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

For Brocade’s Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California

February 24, 2014

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors (the “Board” or “Board of Directors”) is providing these proxy materials to you for use in connection with the 2014 Annual Meeting of Stockholders to be held on April 8, 2014 at 2:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 130 Holger Way, San Jose, California 95134. Stockholders of record as of February 14, 2014 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed on or about February 27, 2014 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended October 26, 2013, including financial statements, were first made available to you on the Internet, on or about February 27, 2014. Our principal executive offices are located at 130 Holger Way, San Jose, California 95134, and our telephone number is (408) 333-8000. We maintain a website at www.brocade.com. The information on our website is not a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	a nonbinding advisory resolution to approve executive compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending November 1, 2014; and

•

a stockholder proposal to amend our bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders if properly presented at the Annual Meeting.

We may also transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as directors;

•	FOR the nonbinding advisory resolution to approve executive compensation;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending November 1, 2014; and

•

AGAINST the stockholder proposal to amend our bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders if properly presented at the Annual Meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, the Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade common stock (“Common Stock”) as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 434,171,468 shares of Brocade Common Stock issued and outstanding, which were held of record by approximately 949 stockholders. No shares of preferred stock were outstanding. Each share of Common Stock is entitled to one vote. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting.

Registered Stockholders.    If your shares are registered directly in your name with Brocade’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since street name stockholders are not the stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker or bank’s procedures for obtaining a legal proxy and then present that legal proxy for verification at the Annual Meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request us to send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the Notice and follow the recorded instructions; or

•	By Internet. Access Brocade’s secure website registration page through the Internet, as identified on the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on April 7, 2014.

Street Name Stockholders:    If your shares are held in a stock brokerage account or by a bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

•

By Methods Listed on Voting Instruction Card.    Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

•

In Person with a Proxy from the Record Holder.    A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When a proxy is properly dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, but the proxy is otherwise properly completed and returned, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are a holder of record, to revoke your proxy instructions and change your vote, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (130 Holger Way, San Jose, California 95134) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted). If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

Q:	How are votes counted?

A:	Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the nine director nominees and one vote on each other matter.

Each director is elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, incumbent directors are required to submit a resignation of their directorships in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for reelection and the Board accepts the resignation. We did not receive any director nominations within the time periods specified in our bylaws, so this election of directors is uncontested. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result will not be binding on the Company’s Board or the Company. The Board and/or the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Approval of the nonbinding stockholder proposal to amend our bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders requires the approval of a majority of the votes cast with respect to the proposal (i.e.: Votes “For” or “Against”) at the Annual Meeting (“Votes Cast”). Abstentions and broker non-votes will have no effect on the outcome of the vote. Brocade notes that approval of the stockholder proposal will not by itself amend our bylaws to implement the right of 10% stockholders to call a special meeting and further action by Brocade would be required. The Board will carefully consider the outcome of the vote on the stockholder proposal in determining how to proceed.

Q:	What are broker non-votes?

A:

Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the advisory resolution to approve executive compensation and the stockholder proposal to amend our bylaws to allow stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders if properly presented at the Annual Meeting.

Q:	Who will tabulate the votes?

A:	Brocade has designated a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Innisfree to assist with the solicitation for an estimated fee of $12,500, plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to our 2015 Annual Meeting of Stockholders, under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than October 30, 2014. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2015 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2014 Annual Meeting. If the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 90 days prior to the 2015 Annual Meeting and no later than the later of (i) the 60th day prior to the date of the 2015 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2015 Annual Meeting is first made by Brocade. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, as applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of nine members: Judy Bruner, Lloyd A. Carney, Renato (Renny) A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, Glenn C. Jones, L. William Krause and Sanjay Vaswani. Mr. House serves as Chairman of the Board of Directors. The Board of Directors has determined that each of the directors, other than Mr. Carney, is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC, as currently in effect. There are no family relationships between any director and any executive officer. Mr. Carney joined the Board in the second quarter of fiscal year 2013 in connection with his appointment as the Company’s Chief Executive Officer. Michael Klayko served as a director through part of fiscal year 2013 and resigned effective January 14, 2013 in connection with his resignation as the Company’s Chief Executive Officer.

The Board of Directors held eight meetings during fiscal year 2013. The Board also acted two times by unanimous written consent. Each director, other than Michael Klayko, attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2013. Mr. Klayko did not attend and was excused from two Board meetings as the purpose of those meetings was to discuss the search for a new chief executive officer.

Information about the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of January 15, 2014:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2014 Annual Meeting
Judy Bruner	55	Director	2009
Lloyd A. Carney	51	CEO and Director	2013
Renato (Renny) A. DiPentima	72	Director	2007
Alan L. Earhart	70	Director	2009
John W. Gerdelman	61	Director	2007
Dave House	70	Chairman	2004
Glenn C. Jones	68	Director	2006
L. William Krause	71	Director	2004
Sanjay Vaswani	54	Director	2004
Non-incumbent nominee for election at the 2014 Annual Meeting
David E. Roberson	59	—	—

Business Experience and Qualifications of Nominees

Judy Bruner has served as a director since January 2009. Ms. Bruner has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products, since June 2004. Ms. Bruner served as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Prior to Palm, Inc., Ms. Bruner held financial management positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner holds a B.A. degree in economics from the University of California, Los Angeles and an M.B.A. degree from Santa Clara University.

Ms. Bruner’s years of executive leadership and management experience in the high technology industry, her experience in the finance and accounting fields, and her more than four years of service as a director of Brocade make her an invaluable member of our Board of Directors.

Lloyd A. Carney was named Chief Executive Officer of Brocade in January 2013 and has served as a director since February 2013. Before joining Brocade, Mr. Carney served as chief executive officer and member of the board of directors of Xsigo Systems, a venture-funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of

Cypress Semiconductor Corporation, where he serves as a member of the Audit Committee and the Compensation Committee, and the board of directors of Technicolor SA, where he serves as the chairman of that board’s Technology Committee. Mr. Carney holds a B.S. degree in Electrical Engineering Technology from Wentworth Institute and an M.S. degree in Applied Business Management and HonD. in Electrical Engineering Technology from Lesley College.

Mr. Carney’s nearly 30 years in the high-tech industry, including a number of senior leadership positions at various networking and semiconductor companies, his service on other public and private company boards and his service as Chief Executive Officer and a director of Brocade make him an invaluable member of our Board of Directors.

Renato (Renny) A. DiPentima has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima retired from SRA International, a provider of technology and strategic consulting services and solutions. Dr. DiPentima served in various capacities at SRA from 1995 to 2007, including President and Chief Executive Officer from January 2005 until March 2007; President and Chief Operating Officer from November 2003 to January 2005; Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001 to November 2003; President of SRA’s government sector, overseeing government business, projects and contracts from July 1997 to January 2001; and Vice President and as SRA’s Chief Information Officer from July 1995 to July 1997. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. During the last five years, Dr. DiPentima also previously served as a director for the following public company: SRA International, Inc. Dr. DiPentima also serves on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. degree from New York University, an M.A. degree from George Washington University and a Ph.D. degree from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University.

Dr. DiPentima’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Alan L. Earhart has served as a director since February 2009. Mr. Earhart served as a member of the Board of Directors of Foundry Networks, Inc. (“Foundry”) from August 2003 until December 2008 when Foundry was acquired by Brocade. From 1970 until he retired in 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart also currently serves as a director for the following public companies: Rovi Corporation (formerly Macrovision Solutions Corporation) and NetApp, Inc. (formerly Network Appliance, Inc.). During the last five years, Mr. Earhart also previously served as a director for the following public companies: Quantum Corporation and Monolithic Power Systems, Inc. Mr. Earhart received a B.S. degree in accounting from the University of Oregon.

Mr. Earhart’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than nine years of combined service as a director of Foundry and Brocade make him an invaluable member of our Board of Directors.

John W. Gerdelman has served as a director since January 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Since 2010, Mr. Gerdelman has been Chairman of Overture Networks, a private company and provider of carrier ethernet solutions. From January 2010 through April 2011, Mr. Gerdelman served as the president of Long Lines Wireless in Sioux City, Iowa. From 2004 through 2010, he was the Chairman of Intelliden Corporation, a company he cofounded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. The company was sold to International Business Machines Corporation (“IBM”). From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. Mr. Gerdelman also serves as a director of Owens & Minor, Inc., a national distributor of medical and surgical supplies and healthcare supply-chain management. During the last five years, he also served as a director for the following public companies: Sycamore Networks, Inc. and APAC Customer Services, Inc. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves as Chairman of their Real Estate Foundation.

Mr. Gerdelman’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees, and his more than six years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Dave House has served as a director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of network routing equipment, from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House served in senior management positions at Intel Corporation for 23 years. During the last five years, Mr. House also previously served as a director for the following public company: Credence Systems Corporation. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University.

Mr. House’s years of executive leadership and management experience in the high technology industry and his more than nine years of service as a director of Brocade make him an invaluable member of our Board of Directors.

L. William Krause has served as a director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006, and as CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director for the following public companies: Coherent, Inc., a leading supplier of Photonic-based systems, CommScope Holding Company, Inc., a networking infrastructure company, and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. During the last five years, Mr. Krause also previously served as a director for the following public companies: Packeteer, Inc., Sybase, Inc. and TriZetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary doctorate of science from The Citadel.

Mr. Krause’s years of executive leadership and management experience in the high technology industry, his service on other public company boards and committees, and his more than eight years of service as a director of Brocade make him an invaluable member of our Board of Directors.

David E. Roberson has been nominated to join the Board of Directors at the Annual Meeting if elected. Mr. Roberson has served as a business consultant to technology companies since 2012. Mr. Roberson served as

Senior Vice President within the Enterprise Server, Storage and Networking Group for HP from May 2007 to May 2011, where he also was General Manager of the StorageWorks Division from May 2007 to October 2010. Prior to HP, Mr. Roberson spent 26 years at Hitachi Data Systems, starting as corporate counsel and rising through the company to become President and CEO, a position he held from 2006 to May 2007. He also served as President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson began his technology career at Amdahl Corporation in 1980, following posts as adjunct professor at Golden Gate University School of Law and research director at Hastings College of Law. Mr. Roberson also serves as a director of Quantum Corporation. He also serves on the board of TransLattice, Inc., a privately held distributed application and cloud computing company. During the last five years, he also served as a director for International Game Technology Corporation. Mr. Roberson holds a B.A. from the University of California and a J.D. from Golden Gate University School of Law.

Mr. Roberson’s years of executive leadership and management experience in the high technology industry, his experience in the finance and accounting fields, his service on other public company boards and committees would make him an invaluable member of our Board of Directors.

Sanjay Vaswani has served as a director since April 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries, since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd., an Indian publicly traded software services firm. Mr. Vaswani earned a B.B.A. degree from the University of Texas at Austin and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Mr. Vaswani’s years of executive leadership and management experience in the high technology industry, his service on other public company boards, and his more than eight years of service as a director of Brocade make him an invaluable member of our Board of Directors.

Director Not Standing for Re-election

Glenn C. Jones has served as a director since April 2006. Mr. Jones has served as a business consultant to technology companies since 1998. Mr. Jones previously served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc., a privately held company, and served as General Manager of Metaphor’s computer systems business, which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. Mr. Jones, a Certified Public Accountant, received a B.S. degree in accounting from the University of Illinois and an M.B.A. from Golden Gate University.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. The Board of Directors has determined that all members of each committee of the Board of Directors are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect, except Mr. Carney, who serves as chairman of our Corporate Development Committee. Prior to his resignation, Mr. Klayko served as chairman of our Corporate Development Committee and was not independent under the applicable rules and regulations of NASDAQ and the SEC.

The following chart details the membership of each standing committee for fiscal year 2013 and the number of meetings each committee held in fiscal year 2013.

Name of Director	Audit	Compensation	Nominating & Corporate Governance	Corporate Development
Judy Bruner	C	—	—	—
Lloyd A. Carney	—	—	—	C
Renato A. DiPentima	—	M	M	—
Alan L. Earhart	M	—	—	—
John W. Gerdelman	M	—	—	M
Dave House	—	M	M	M
Glenn C. Jones	M	—	—	—
Michael Klayko(1)	—	—	—	C
L. William Krause	—	C	M	—
Sanjay Vaswani	—	M	C	—
Number of Meetings in Fiscal Year 2013	10	13	5	2

M = Member

C = Chair

(1)	Mr. Klayko resigned from the Corporate Development Committee effective January 14, 2013.

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees the independent registered public accountants; preapproves audit and non-audit services provided by the independent registered public accountants; reviews the results and scope of audit and other services provided by the independent registered public accountants; reviews the accounting principles and practices and procedures used in preparing our financial statements; oversees the Company’s internal audit function; and reviews our internal controls.

The Audit Committee works closely with management and our independent registered public accountants. The Audit Committee also meets with our independent registered public accountants without members of management present, on a quarterly basis, following completion of our independent registered public accountants’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent registered public accountants to approve the annual scope and fees for the audit services to be performed.

The Nominating and Corporate Governance Committee has determined that each of Ms. Bruner and Messrs. Earhart, Jones and Gerdelman is an “audit committee financial expert” as defined by SEC rules, as currently in effect.

The Audit Committee Report is included in this proxy statement on page 54. A copy of the Audit Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies generally; (ii) overseeing, evaluating and approving executive officer and director compensation plans, policies and programs; and (iii) reviewing, and discussing with management, the Compensation Discussion and Analysis section of the Company’s annual proxy statement and preparing the Compensation Committee Report that is required by SEC rules to be included in the Company’s annual proxy statement.

The Compensation Committee Report is included herein on page 44. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective; and (iv) reviews Brocade’s reporting in documents filed with the SEC to the extent related to corporate governance.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Stockholder Recommendations.    The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations submitted for consideration by the Nominating and Corporate Governance Committee should be in writing and should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to the attention of our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed in the section titled “Questions and Answers about the Proxy Materials and our Annual Meeting,” and are discussed in detail in our bylaws, a copy of which is available on the SEC’s EDGAR website and on the investor relations section of our website at www.brocade.com.

Director Qualifications.    The Nominating and Corporate Governance Committee has not formally established any specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors, including, among others, independence, diversity and experience. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on his or her past experience. A director’s service on other boards of public companies should be limited to a number that permits him or her, given his or her individual circumstances, to perform responsibly his or her director duties, but no director should serve on more than four additional public company boards. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.    The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and

Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Majority Voting.    Our directors are elected if they receive a majority of the votes cast with respect to that director. As a condition to renomination, each incumbent director is required to submit a resignation of his or her directorship in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a sufficient number of votes for reelection at the meeting of stockholders, as described in the Company’s bylaws, as amended, and the Board accepts the resignation. The Board will publicly disclose its decision regarding the acceptance or rejection of the resignation and the rationale behind it within 90 days from the date of the certification of the election results.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions; for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration, all as described in the Corporate Development Committee’s charter.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, Messrs. DiPentima, House, Krause and Vaswani served as members of the Compensation Committee. No member of the Compensation Committee during fiscal year 2013 was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. All members of the Board of Directors on the date of the 2013 Annual Meeting of Stockholders attended that meeting, either in person or via teleconference.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 130 Holger Way, San Jose, California 95134. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel or Vice President of Investor Relations. All appropriate business-related communications as reasonably determined by the General Counsel or Vice President of Investor Relations will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions (the “Principal Executive and Financial Officers”). The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Principal Executive and Financial Officers, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

Board Leadership and the Board’s Role in Risk Oversight

The Board of Directors believes in the value of an independent board of directors. Currently, eight of the nine members of the Board of Directors are independent. This includes all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Brocade’s Chairman of the Board of Directors is also independent and maintains a separate role from the Chief Executive Officer. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board process and governance matters. The independent members of the Board of Directors also meet regularly without management present.

Brocade believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. Brocade’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of Brocade’s risk management. With the oversight of the Board of Directors, Brocade has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. As an example of one such program, Brocade has implemented an enterprise risk management (“ERM”) program to identify, assess, govern and manage risks and Brocade’s response to those risks. The structure of the ERM program includes regular reviews by members of senior management. The Audit Committee receives regular reports on ERM. In addition, as part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation Committee oversees compensation-related risk management, as discussed further under “Compensation Discussion and Analysis” on page 32.

Director Compensation

The following tables provide information about the compensation earned by nonemployee directors who served during the 2013 fiscal year. Nonemployee director cash and equity compensation is determined by the Compensation Committee with the assistance of their independent compensation consultant, who periodically provides recommendations as to the form and amounts of compensation for nonemployee directors to the Compensation Committee. Directors who are Brocade employees do not receive compensation for their services as directors.

2013 Compensation of Nonemployee Directors(1)

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(2)		Total
Judy Bruner	$85,000	$141,125	(3)	$226,125
Renato A. DiPentima	$88,000	$141,125	(3)	$229,125
Alan L. Earhart	$65,000	$141,125	(3)	$206,125
John W. Gerdelman	$82,000	$141,125	(3)	$223,125
Dave House	$134,000	$169,350	(4)	$303,350
Glenn C. Jones	$65,000	$141,125	(3)	$206,125
L. William Krause	$115,000	$141,125	(3)	$256,125
Sanjay Vaswani	$109,000	$141,125	(3)	$250,125

(1)	No options were granted to the nonemployee directors during fiscal year 2013.

(2)	This column represents the grant date fair value as computed under FASB ASC Topic 718 for awards of restricted stock units granted during fiscal year 2013 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 26, 2013, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2013, see the notes in our financial statements in the Form 10-K for the respective year.

(3)	During fiscal 2013, each of Ms. Bruner and Messrs. DiPentima, Earhart, Gerdelman, Jones, Krause and Vaswani received a restricted stock unit award on April 11, 2013 for 25,000 shares of common stock with a grant date fair value of $141,125.

(4)	During fiscal 2013, Mr. House received a restricted stock unit award on April 11, 2013 for 25,000 shares of common stock with a grant date fair value of $141,125. As compensation for his services as Chairman of the Board, Mr. House also received a restricted stock unit award for 5,000 shares of common stock with a grant date fair value of $28,225.

Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. In fiscal year 2013, the Compensation Committee reviewed its equity compensation with the assistance of Compensia, Inc. (“Compensia”), the Compensation Committee’s independent compensation advisor. The Compensation Committee reviewed Compensia’s report on the competitiveness of the Board equity compensation program and determined, based in part on the market analysis, to adjust the initial equity award to a grant of 50,000 RSUs and the annual equity award to a grant of 25,000 RSUs. These proposed changes to the Board equity compensation program were approved by the stockholders at last year’s annual stockholder meeting.

Cash Compensation.    In fiscal year 2013, each nonemployee member of the Board received the fees as set forth below for his or her service on the Board and each committee of the Board.

Fiscal Year 2013
Annual retainer for:
Board member	$40,000
Chairman of the Board	$30,000
Audit Committee Chair*	$45,000
Audit Committee member	$25,000
Compensation Committee Chair*	$35,000
Compensation Committee member	$20,000
Nominating/Governance Committee Chair*	$25,000
Nominating/Governance Committee member	$15,000
Corporate Development Committee Chair*	$10,000
Corporate Development Committee member	$5,000
Search Committee member**	$3,000

*	A chair who is not an independent director is not entitled to receive a fee.

**	A monthly retainer of $3,000 for each whole or fractional month the Search Committee conducts a search for the new chief executive officer and $1,000 per Search Committee meeting starting with the first meeting in August 2012. The Search Committee disbanded after completing its search for the new Chief Executive Officer in first fiscal quarter 2013.

Additional fees per Board and committee meeting in person or by telephone:

Board and Committee Chair & Members
$1,000 per meeting attended in excess of 9 Board, 10 Audit, 7 Compensation and 4 Nominating/Governance and Corporate Development per year.

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

Equity Compensation.    Nonemployee directors also participate in the Company’s 2009 Director Plan (the “2009 Director Plan”), which provides for automatic awards of restricted stock units (each an “RSU”) to nonemployee directors for their service to the Company. Only nonemployee directors may participate in the 2009 Director Plan.

RSUs.    Under the 2009 Director Plan, each nonemployee director is entitled to receive the following automatic, nondiscretionary awards of RSUs:

Initial grant upon joining the Board(1)	50,000 RSUs
Automatic grant at each annual stockholders meeting(2)(3)	25,000 RSUs

(1)	Vests as to one-third of the shares annually and fully vested on the third anniversary of the date of grant, provided that such nonemployee director continues to serve as a director at each such anniversary.

(2)	Grant made provided that such nonemployee director had served as a nonemployee director prior to such Annual Meeting and that he or she continues to be a nonemployee director at and immediately following such annual meeting of stockholders. Vests fully on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders, provided that he or she continues to serve as a director on such date.

(3)

At the first (and only the first) annual meeting of stockholders after a nonemployee director first becomes a director, such director will receive at such annual meeting of stockholders a proportionate amount of the annual RSU award (in lieu of the full annual RSU award) based on the fiscal quarter in which such director was appointed. An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock and is settled in stock. Each RSU represents an unfunded and unsecured obligation of the Company. The 2009 Director Plan requires settlement of earned restricted stock units to be made as soon as practicable after the date set forth in the award agreement evidencing the terms and conditions of the grant, but no later than March 15th of the calendar year following the applicable vesting date. On the nonemployee director’s termination as a director, all unvested RSUs will be forfeited to the Company.

In addition to the grants above, the Chairman of the Board is entitled to receive an automatic grant at each annual stockholders’ meeting of 5,000 RSUs under the Company’s 2009 Stock Plan (the “2009 Stock Plan”). The RSUs will vest in their entirety at the following stockholders’ annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 14, 2014 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the named executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Boston Partners(3)
One Beacon Street
Boston, MA 02108	34,104,282	7.86%
Franklin Resources, Inc.(4)
One Franklin Parkway
San Mateo, CA 94403-1906	57,576,401	13.26%
The Vanguard Group, Inc.(5)
100 Vanguard Blvd.
Malvern, PA 19355	26,207,562	6.04%
Judy Bruner(6)	112,500	*
Lloyd A. Carney(7)	839,087	*
Ken Cheng(8)	830,050	*
Renato A. DiPentima(9)	228,326	*
Alan L. Earhart(10)	85,000	*
Daniel W. Fairfax(11)	359,989	*
John W. Gerdelman(12)	341,000	*
Dave House(13)	388,750	*
Glenn C. Jones(14)	250,000	*
L. William Krause(15)	280,230	*
Jeffrey Lindholm(16)	69,062	*
Sanjay Vaswani(17)	286,000	*
Tyler Wall(18)	165,416	*
Michael Klayko(19)	—	—
David E. Roberson(20)	—	—
All Directors and Executive Officers as a group (14 persons)(21)	4,244,055	*

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire as of February 14, 2014 or within 60 days thereafter, including through the exercise of stock options.

(2)	Percentage of beneficial ownership is based upon 434,171,468 shares of Common Stock outstanding as of February 14, 2014. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 14, 2014, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Based solely on a review of the Schedule 13G filed with the SEC on February 12, 2014.

a.	Boston Partners has the sole power to vote or to direct the vote of 29,860,816 shares.

b.	Boston Partners has shared power to vote or to direct the vote of 220,350 shares.

c.	Boston Partners has the sole power to dispose or to direct the disposition of 34,104,282 shares.

Effective January 2014, Robeco Investment Management, Inc. adopted Boston Partners as a DBA designation reflecting its former name.

(4)	Based solely on a review of Amendment No. 4 to the Schedule 13G filed with the SEC on February 10, 2014. The filing reported that Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding stock of Franklin Resources, Inc. (“FRI”), are the principal stockholders of FRI and that FRI and its principal stockholders may be deemed to be the beneficial owners of Brocade’s common stock held by persons or entities for whom or for which FRI subsidiaries provide investment management services. The filing reported that FRI and its principal shareholders disclaim any pecuniary interest in any of such securities.

a.	Franklin Resources, Inc. has the sole power to vote or to direct the vote of shares as follows:

Templeton Global Advisors Limited	42,921,190
Templeton Investment Counsel, LLC	3,120,120
Franklin Advisers, Inc.	510,518
Franklin Templeton Investments (Asia) Ltd.	442,930
Franklin Templeton Investment Management Limited	1,457,681
Franklin Templeton Portfolio Advisors, Inc.	127,752
Franklin Templeton Investments Australia Limited	103,230
Templeton Asset Management Ltd.	28,860
Franklin Templeton Investments Corp.	6,295,873

b.	Franklin Resources, Inc. has shared power to vote or to direct the vote of 20,890 shares with Templeton Global Advisors Limited.

c.	Franklin Resources, Inc. has the sole power to dispose or to direct the disposition of shares as follows:

Templeton Global Advisors Limited	43,576,140
Franklin Templeton Investments Corp.	6,295,873
Templeton Investment Counsel, LLC	3,481,510
Franklin Templeton Investment Management Limited	1,942,226
Templeton Asset Management Ltd.	896,682
Franklin Templeton Investments (Asia) Ltd.	642,470
Franklin Advisers, Inc.	510,518
Franklin Templeton Portfolio Advisors, Inc.	127,752
Franklin Templeton Investments Australia Limited	103,230

(5)	Based solely on a review of the Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2014.

a.	The Vanguard Group has the sole power to vote or to direct the vote of 279,891 shares.

c.	The Vanguard Group has the sole power to dispose or to direct the disposition of 25,957,171 shares.

b.	The Vanguard Group has shared power to dispose or to direct the disposition of 250,391 shares.

d.	Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 250,391 shares of the Company as a result of its serving as investment manager of collective trust accounts

e.	Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,500 shares of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)	Includes stock options to purchase 65,000 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(7)	Includes stock options to purchase 791,666 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(8)	Includes stock options to purchase 191,698 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(9)	Includes stock options to purchase 167,500 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(10)	Includes stock options to purchase 60,000 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(11)	Includes stock options to purchase 83,125 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(12)	Includes stock options to purchase 217,500 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(13)	Includes stock options to purchase 270,000 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(14)	Includes stock options to purchase 200,000 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(15)	Includes stock options to purchase 230,000 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(16)	Includes stock options to purchase 69,062 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(17)	Includes stock options to purchase 235,000 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(18)	Includes stock options to purchase 142,083 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter.

(19)	Mr. Klayko reports he held no shares of Common Stock as of February 14, 2014.

(20)	Mr. Roberson (a nominee but not currently serving as a director) reports he held no shares of Common Stock as of February 14, 2014.

(21)	Includes stock options to purchase 2,731,279 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter, including Gale England’s stock options to purchase 8,645 shares of Common Stock exercisable as of February 14, 2014 or within 60 days thereafter; excludes Michael Klayko and David E. Roberson, who are not currently serving as executive officer and director, respectively.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. At the Annual Meeting, all nine directors will be elected for a one year term expiring at the 2015 annual meeting of stockholders.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of the nominees will serve as directors until our annual meeting of stockholders in 2015 and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees, other than Mr. Roberson, is currently a director of the Company. Mr. Roberson was selected and recommended by the Nominating and Corporate Governance Committee. Please see “Business Experience and Qualifications of Nominees” on page 7 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Provided a quorum is present, directors are elected by a majority of the votes cast with respect to the nominee at the annual meeting (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee), except in the case of a contested election. If a nominee who is currently serving as a director is not elected at the Annual Meeting, then under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chairman of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for reelection and the Board accepts the resignation.

Abstentions and broker non-votes will have no effect on the election of directors.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Judy Bruner, Lloyd A. Carney, Renato A. DiPentima, Alan L. Earhart, John W. Gerdelman, Dave House, L. William Krause, David E. Roberson and Sanjay Vaswani.

PROPOSAL TWO:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Executive compensation is an important matter for Brocade and our stockholders. This proposal provides Brocade’s stockholders with the opportunity to cast an advisory vote on executive compensation.

The core of Brocade’s executive compensation philosophy and practice continues to be based on a pay-for-performance philosophy. Brocade’s executive officers are compensated in a manner consistent with Brocade’s strategy, competitive practice, corporate governance principles we believe to be sound, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional details on Brocade’s executive compensation, including Brocade’s compensation philosophy and objectives and the 2013 compensation of the named executive officers.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2013:

•

We hired our new Chief Executive Officer, Lloyd A. Carney, and several key executives including our new head of sales in fiscal 2013. In addition to a base salary and performance-based cash incentive compensation, we granted each of them new hire equity grants that consisted of RSUs and stock options. We believe that the new hire compensation arrangements provide strong pay for performance and alignment with our shareholders.

•	For our Executive Officers, approximately 41% — 77% of total compensation is variable and tied to achievement of internal performance targets and Company stock price performance.

•

In fiscal 2013, we achieved 95% of the total revenue growth target, 91% of the Ethernet revenue growth target, and 104% of the operating income target. While the Company’s operating income exceeded the internal Senior Leadership Plan (“SLP”) plan targets, revenue growth fell short of internal SLP plan performance targets for both of the revenue-based measures; therefore the funding for the annual cash incentive plan was 52.3% of the target level.

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include Performance Stock Units (“PSUs”), which are earned based on the Company’s stock price performance compared to the total shareholder return of the NASDAQ Telecom Index over a 2-year performance period. The PSUs vest over a 3-year period with 50% vesting after the end of the second year when the performance period ends and the remaining 50% vesting occurs on the third anniversary of the start of the performance period.

Based on the above and pursuant to Section 14A of the Exchange Act, we request that stockholders approve the compensation of Brocade’s named executive officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of the advisory resolution on executive compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold such advisory votes on executive compensation each year, and will hold another advisory vote at our 2015 annual meeting of stockholders.

The Board of Directors recommends that stockholders vote “FOR” the advisory resolution to approve executive compensation.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the fiscal year ending November 1, 2014, and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders.

KPMG LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed by KPMG LLP During Fiscal Years 2013 and 2012

	Fiscal Year
	2013		2012
Audit Fees	$1,886,000		$1,927,200
Audit-Related Fees	230,790		17,500
Tax Fees	18,000		85,040

Total	$2,134,790	(1)	$2,029,740	(1)

(1)	Reflects the fees approved by Brocade and billed or to be billed by KPMG with respect to services performed for the audit and other services for the applicable fiscal year; there were no other fees other than as described above.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Preapproval Policy.    The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to preapprove all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2013 and 2012, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed or to be billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements and the Audit Committee’s pre-approval policy.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal year 2014. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent registered public accountants for the fiscal year ending November 1, 2014.

PROPOSAL FOUR:

STOCKHOLDER PROPOSAL REGARDING SPECIAL SHAREOWNER MEETINGS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY, 11021, the beneficial owner of no less than 500 shares of Brocade’s common stock, has notified Brocade of his intent to present the following proposal at the Annual Meeting.

Proposal Four — Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013.

This proposal should also be more favorably evaluated due to the deficiencies in our company’s corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm, said that our management had a unilateral right to amend our company’s articles/constitution without shareholder approval. Meanwhile we did not have the right to call a special meeting, act by written consent or utilize cumulative voting. We did not have fair price protection, an independent board chairman and not one non-executive director had general expertise in risk management. And Brocade Communications had a higher shareholder class action litigation risk than 91% of all rated companies. Plus we had a 23% potential stock dilution.

Our company paid long-term incentives to our CEO for below-median performance against a peer group. We did not have a clawback policy that would recoup executive pay that was unearned due to fraud or error discovered later. Our company did not incorporate links to environmental or social performance in its executive pay policies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Special Shareowner Meetings — Proposal Four

STATEMENT OF BROCADE’S BOARD OF DIRECTORS

Brocade’s Board of Directors unanimously recommends that the stockholders vote “AGAINST” this proposal four for the following reasons (explained below in further detail):

•	The assertions provided in support of the proposal contain a number of factual errors;

•	The proposal can be adverse to the interests of the majority of stockholders, potentially undermine the Board’s effectiveness in governing Brocade and disrupt Brocade’s operations;

•	The proposal could significantly increase Brocade’s cost of corporate governance; and

•	We maintain open lines of communication with stockholders, financial analysts and stockholder advisory services regarding important issues relating to Brocade’s business and governance.

The proponent’s assertions made in support of this proposal contain many factually incorrect statements regarding Brocade and its governance:

The Proponent’s Assertions	Brocade Board’s Response
The proponent incorrectly states that Brocade does not have an independent board chairman.	David L. House, our Chairman of the Board, is independent. As has been clearly disclosed in our proxy statements, since 2005, David L. House has served as Chairman of the Board and the Board has determined that Mr. House is an independent director within the meaning set forth in the NASDAQ listing rules and as required by the rules and regulations of the SEC.
The proponent incorrectly states that not one non-executive director had general expertise in risk management.	All our directors have general expertise in risk management. All of our directors have served in senior management positions at large companies and have gained general expertise in risk management through their varied experience. Our directors oversee and regularly review Brocade’s enterprise risk management in their roles as members of our Board as well as members of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. In addition, Brocade’s enterprise risk management program has received awards for its excellence including the 2010 Pinnacle Grand Prize from the Association for Financial Professionals and the 2013 Adam Smith Award in Best Risk Management Solution category- Highly Commended from Treasury Today.
The proponent incorrectly states that management has a unilateral right to amend Brocade’s articles/constitution without stockholder approval.	Stockholder approval of amendments to the certificate of incorporation is required. Under Delaware law, stockholder approval is required for any amendment to our certificate of incorporation.
The proponent incorrectly states that Brocade had a 23% potential stock dilution.	Brocade’s Overhang/Dilution was 14% in fiscal 2013. While the proponent’s calculations of dilution are not provided, overhang, defined as the number of outstanding options and equity awards plus shares available for future grant, divided by total shares outstanding, is substantially less than the proponent’s claim.

The Board notes that certain of the proponent’s comments regarding Brocade’s compensation practices for the Chief Executive Officer lack factual support and are potentially misleading. Historically, a significant portion of our Chief Executive Officer’s compensation has been directly linked with performance. Such alignment over the past five years is illustrated on page 31 of this proxy statement. The Board further notes that Brocade’s performance bonus plan was approved by stockholders in 2013, and since the inception of the say-on-pay vote requirement in 2012, Brocade has received overwhelming approval of its executive compensation programs, with approval of 97% and 98% of votes cast in 2012 and 2013, respectively. In 2013, Brocade appointed a new Chief Executive Officer with new long-term stock incentives, and Brocade’s overall compensation philosophy — linking pay with performance — remains the same.

The proponent also cites statistics presented by a certain “GMI Ratings” regarding litigation risk and potential stock dilution percentages. However, those statistics are potentially misleading because the factual basis and method of calculation are not provided. More importantly, those numbers appear to have no relationship to his proposal regarding a special shareowner meeting.

The Board believes that it is not in the best interests of the stockholders or Brocade to enable holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose and at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve such group’s potentially narrow and short-term self-interests, which may be adverse to the interests of the majority of the stockholders and the long-term best interests of Brocade.

A special meeting also imposes significant burdens on Brocade. Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources, can be disruptive to Brocade’s operations and can divert the focus of the Board and members of senior management from managing Brocade in an effective manner. Moreover, convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of the Board and senior management to prepare for and conduct the meeting. Accordingly, the Board believes that special meetings should occur only when fiduciary obligations, strategic transactional or similar considerations require that matters be addressed expeditiously before the next annual meeting of stockholders.

Brocade is committed to good governance practices and has demonstrated accountability and responsiveness to the views and concerns of stockholders. Stockholders are able to communicate with the Board, as described under the heading “Communications with the Board of Directors” in this Proxy Statement, and can use Brocade’s annual meeting to communicate with other stockholders, the Board and management. For example, at the 2009 Annual Meeting, stockholder proposals requesting declassification of the Board and elimination of the supermajority voting provision were approved by a majority of the votes cast. Following careful consideration of the voting results and the implications of implementing such proposals, the Board responded by submitting two management proposals for stockholder approval at the 2010 Annual Meeting to amend Brocade’s Restated Certificate of Incorporation to declassify the Board and eliminate the supermajority voting provisions.

After careful consideration of this proposal, the Board has determined that it is not in the best interests of the stockholders or Brocade to enable holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time.

The Board of Directors unanimously recommends that stockholders vote “AGAINST” the stockholder proposal regarding special stockholder meetings.

Vote Required

Approval of the stockholder proposal to amend our Bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders requires the approval of a majority of the Votes cast with respect to the proposal (i.e.: votes “For” or “Against”). Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because this is an advisory vote, the result of this vote will not be binding on the Board or the Company and will not, by itself, implement the right of 10% stockholders to call a special meeting.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of January 15, 2014.

Name	Age	Position
Lloyd A. Carney	51	Chief Executive Officer and Director
Ken Cheng	58	Chief Technology Officer and Vice President, Corporate Development and Emerging Business
Daniel W. Fairfax	58	Vice President, Finance and Chief Financial Officer
Jeffrey Lindholm	57	Senior Vice President, Worldwide Sales
Tyler Wall	48	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Michael Klayko	59	Former Chief Executive Officer and Director

Lloyd A. Carney was named Chief Executive Officer of Brocade in January 2013 and has served as a director since February 2013. Before joining Brocade, Mr. Carney served as chief executive officer and member of the board of directors of Xsigo Systems, a venture-funded IO Virtualization Platform company, from January 2008 until it was acquired by Oracle Corporation in July 2012. He is also a member of the board of directors of Cypress Semiconductor Corporation, where he serves as a member of the Audit Committee and the Compensation Committee, and the board of directors of Technicolor SA, where he serves as the chairman of that board’s Technology Committee. Mr. Carney holds a B.S. degree in Electrical Engineering Technology from Wentworth Institute and an M.S. degree in Applied Business Management and an HonD. in Electrical Engineering Technology from Lesley College.

Ken Cheng was named as Chief Technology Officer and Vice President, Corporate Development and Emerging Business in May 2013. Previously at Brocade, Mr. Cheng served as Vice President, Routing, Application Delivery and Software Networking Group from 2010 to 2013, and Mr. Cheng served as Vice President, Layer 2-3 Products from 2008 to 2010. Mr. Cheng joined Brocade in 2008 through Brocade’s acquisition of Foundry where he held various executive management positions during his 10-year tenure. Prior to Foundry, Mr. Cheng served as Chief Operating Officer and Vice President of Engineering for DG Systems (now Extreme Reach), a content distribution network company. Mr. Cheng also held senior engineering management positions at Network Equipment Technologies (NET) and Bell Northern Research (later Nortel Labs). Mr. Cheng has a B.S. in Applied Mathematics from Queen’s University (Canada), an M.B.A. from Santa Clara University, and a Certificate in Music from the Royal Academy of Music (England).

Daniel W. Fairfax was named Chief Financial Officer and Vice President of Finance in June 2011. Mr. Fairfax joined Brocade in December 2008, as the result of the Company’s acquisition of Foundry Networks, where he served as Chief Financial Officer. From January 2009 to August 2009 Mr. Fairfax served as Vice President Business Operations. From August 2009 to June 2011 Mr. Fairfax served as Vice President Global Services. Mr. Fairfax joined Foundry Networks in May 2006 as Vice President, Corporate Controller. Mr. Fairfax served as Foundry’s Chief Financial Officer between January 2007 and December 2008. Mr. Fairfax has more than 25 years of senior financial and operations management experience. Prior to joining Foundry Networks, Mr. Fairfax served as Senior Vice President and Chief Financial Officer of GoRemote Internet Communications. He also served as Chief Financial Officer of Ironside Technologies, Inc.; ACTA Technology; and NeoVista Software. Before that, Mr. Fairfax held senior financial management and operations positions at Siemens and Spectra-Physics. Mr. Fairfax holds a B.A. in Economics from Whitman College and an M.B.A. from the University of Chicago.

Jeffrey Lindholm was named as Senior Vice President of Worldwide Sales and Field Operations in March 2013. Prior to joining Brocade from December 2007 to March 2013, Mr. Lindholm served as the Senior Vice President of Field Operations at Arbor Networks, a provider of network security and management solutions for enterprise and service provider networks. Prior to joining Arbor Networks, from December 2006 until August

2008, Mr. Lindholm served as Senior Vice President of Sales and Marketing at Bigband Networks, Inc. Mr. Lindholm also served in key executive roles, including Senior Vice President of Worldwide Sales as well as Chief Marketing Officer at Juniper Networks, a manufacturer of network equipment. Mr. Lindholm holds a B.S. degree in Marketing from Boston College in Chestnut Hill, Massachusetts.

Tyler Wall has served as Vice President and General Counsel since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade, from February 2000 until June 2005, Mr. Wall served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004 until June 2005. From 1998 to February 2000, Mr. Wall served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as Corporate Counsel for the commercial licensing and distribution group. Mr. Wall received a B.S. degree in economics from the University of Utah, a J.D. from Santa Clara University School of Law, and an M.B.A. from Santa Clara University School of Business.

Michael Klayko served as Chief Executive Officer and as a director from January 2005 until he resigned from those positions effective January 14, 2013.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Summary

Pay for Performance Philosophy and Objectives

Our executive compensation program is based on an overarching pay-for-performance philosophy. Consistent with our pay-for-performance philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly talented executive team within the context of responsible cost management;

•	Establish a direct link between the Company’s financial results and strategic objectives and its executive compensation; and

•	Align the interests and objectives of our executives with those of our stockholders by linking executive equity awards to shareholder value creation.

2013 Business Performance

For fiscal 2013, Brocade reported annual revenues of $2.223 billion, compared to $2.238 billion in fiscal 2012, which represented a year-over-year decrease of 0.7%. The decrease in total revenue was mainly due to lower sales of SAN products, partially offset by higher sales of our IP Networking products, which includes all of our Ethernet products, and Global Services offerings. Brocade also reported diluted earnings per share (“EPS”) of $0.45 on a GAAP basis and $0.80 on a non-GAAP basis for fiscal 2013, increases of 9.8% and 21.2% respectively, over fiscal 2012.

In May 2013, Brocade announced a change in the strategic direction of the Company by focusing on certain products and technologies as well as investing in data center and public sector market opportunities. As part of this change in focus, we announced a plan to reduce certain cost of revenues and other operating expenses by $100 million on an annualized basis relative to cost of revenues and other operating expenses incurred during the first quarter of fiscal 2013. In the fourth quarter of fiscal 2013, we achieved the targeted cost reductions ahead of the previously announced schedule by focusing on the optimization of discretionary spending and reducing personnel. This resulted in strong free cash flow for fiscal 2013 enabling Brocade to strengthen the cash on our balance sheet and repurchase of $240.0 million of our common stock, thereby reducing the outstanding share count by nearly 15 million shares.

During fiscal 2013 the Company’s stock price increased from $5.30 (closing price on October 26, 2012) to $7.83 (closing price on October 25, 2013), representing an increase of 48% in market value. As of the November 19, 2013, which was the first day of trading after the Company reported fiscal fourth quarter 2013 results, Brocade’s closing stock price had increased an additional 18% to $8.77 per share.

Summary of 2013 Executive Compensation

The following lists key compensation matters for fiscal 2013 with respect to our Named Executive Officers (“NEOs”), as defined below:

•

We hired our new Chief Executive Officer (“CEO”), Lloyd A. Carney, and several key executives including our new head of sales in fiscal 2013. In addition to a base salary and performance-based cash incentive compensation, we granted each of them new hire equity grants that consisted of Restricted Stock Units (“RSUs”) and stock options. We believe that the new hire compensation arrangements provide strong pay for performance and alignment with our shareholders.

•	For our Executive Officers, approximately 41% — 77% of total compensation is variable and tied to achievement of internal performance targets and Company stock price performance.

•

In fiscal 2013, we achieved 95% of the total revenue growth target, 91% of the Ethernet revenue growth target, and 104% of the operating income target. While the Company’s operating income exceeded the internal Senior Leadership Plan (“SLP”) plan targets, revenue growth fell short of internal SLP plan performance targets for both of the revenue-based measures; therefore the funding for the annual cash incentive plan was 52.3% of the target level.

•

The Company granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include Performance Stock Units (“PSUs”), which are earned based on the Company’s stock price performance compared to the total shareholder return of the NASDAQ Telecom Index over a 2-year performance period. The PSUs vest over a 3-year period with 50% vesting after the end of the second year when the performance period ends and the remaining 50% vesting occurs on the third anniversary of the start of the performance period.

Our Compensation Committee has endeavored to align executive compensation, including the CEO’s compensation, with shareholder value creation. We hired Mr. Carney as our new CEO near the end of the first fiscal quarter of 2013 and granted him a stock option award consisting of 2.4 million shares as an inducement to join Brocade and to reward him for shareholder value creation. For fiscal 2013, approximately 77% of Mr. Carney’s annual compensation, which includes Mr. Carney’s initial equity award, was performance based (for this calculation, we consider the target bonus and the option award to be performance-based). Mr. Klayko’s compensation for the last three full years of service was on average 67% performance based (for this calculation, we consider the annual bonuses at target and the performance stock unit awards to be performance-based).

Notes:

•	The Total Direct Compensation (TDC) chart above consists of the base salary paid, the actual bonus paid and the grant date fair value of equity awards as disclosed in Brocade’s proxy statements.

•

Total Shareholder Return (“TSR”) is calculated based on the closing stock price on the date of the fiscal year end per Yahoo! Finance. The TSR indexed to 2009 represents the percentage change over the 2009 fiscal year end price of $8.60.

•

For fiscal 2012, the actual total direct compensation for the then-CEO, Mr. Klayko, reflects the grant date fair value of an equity grant made on October 25, 2011, four days before the end of fiscal 2011; that equity grant was made as part of the compensation package for fiscal 2012 as approved by the Compensation Committee. See also the “Summary Compensation Table” on page 45 of this proxy statement.

•

For fiscal 2013, approximately the first quarter of the compensation is applicable to Mr. Klayko, Brocade’s former CEO, exclusive of severance costs. Mr. Carney became the CEO on January 14, 2013 and the amounts reflect the grant date fair value of his new hire equity award.

Other Important Matters

Other important details regarding Brocade’s executive compensation arrangements are as follows:

•	Executive Officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•	Change-of-control benefits are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•

Brocade’s compensation programs are reviewed regularly by the Compensation Committee (the “Committee”), which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•	Brocade’s overall equity-award-based gross burn rate for fiscal 2013 was 3.4%, and the adjusted gross burn rate was 6.1%; and

•	Brocade’s equity-award-based issued overhang has steadily decreased over the last three fiscal years from approximately 16% in 2011, to 11% in 2012 and to approximately 7.9% in 2013.

Gross burn rate is defined as the number of equity awards granted in the year divided by weighted average basic shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (e.g., RSUs and PSUs) consistent with Institutional Shareholder Services (ISS) policy. Overhang is defined as the number of outstanding options and equity awards, issued divided by total year-end basic shares outstanding. For gross burn rate, adjusted gross burn rate and overhang, the amounts for fiscal 2012 include the grants made in the final week of fiscal 2011 to the Named Executive Officers and other vice presidents of the Company as those grants were made as part of the compensation package for fiscal 2012.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the fiscal 2013 compensation program for our principal Executive Officer, our principal Financial Officer, the three Executive Officers, and one former Executive Officer who were Executive Officers of the Company during fiscal 2013 (the “Named Executive Officers” or “NEOs”). During fiscal 2013, these individuals all of whom are included in the Summary Compensation Table on page 45 are:

•	Lloyd A. Carney, Chief Executive Officer;

•	Daniel W. Fairfax, Vice President, Finance and Chief Financial Officer;

•	Jeffrey Lindholm, Senior Vice President, Worldwide Sales;

•	Ken Cheng, Chief Technology Officer and Vice President of Corporate Development and Emerging Business; and

•	Tyler Wall, Vice President, General Counsel and Corporate Secretary;

•	Michael Klayko, former Chief Executive Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2013. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Committee arrived at the specific compensation decisions for our Executive Officers, including our NEOs, for fiscal 2013, including the key factors that the Committee considered in determining their compensation.

This Compensation Discussion and Analysis is divided into the following sections:

•	Our executive compensation mix;

•	The governance of our executive compensation program;

•	Our fiscal 2013 compensation components and decisions for our NEOs;

•	Other compensation policies; and

•	Tax and accounting considerations.

Executive Compensation Mix

Consistent with our pay-for-performance philosophy and compensation objectives noted above, a significant portion of executive compensation is variable and performance-based. The key elements of executive compensation are:

Short-Term Cash Compensation

•	Base salaries;

•	Annual Cash Incentive Targets, as defined below, which are tied to internal Company performance targets for revenue, and operating income;

Long-Term Equity Compensation

•

Market-based PSUs, which are performance-based shares that can be earned based on the Company’s stock price performance compared to the total shareholder return of the NASDAQ Telecom index over a 2-year performance period and vest over a 3-year period;

•

Stock options with an exercise price equal to the grant date fair market value, which vest based on continued service over a 3-4 year period and derive their value from an increase in our stock price from their grant date; and

•	Service-based RSUs that vest based on continued service to the Company over a three year period and derive their value from the Company’s stock price.

The target pay mix for our NEOs during fiscal 2013 reflects our pay-for-performance philosophy and can be illustrated as follows:

Notes:

1.	The Annual Cash Incentive Target amounts are based on a specified target incentive percentage of 2013 base salary, subject to Company performance metrics. The PSUs, stock options and RSUs (all long-term incentives) reflect grant date fair values.

2.	The “CEO Target Pay Mix” chart includes a new hire grant for Lloyd A. Carney.

3.	The “Average NEO Target Pay Mix” chart reflects NEOs employed for the full year. Jeffrey Lindholm received a new hire award in 2013 and is excluded from the chart.

Competitive Positioning

The Committee’s philosophy of maintaining compensation programs that are competitive includes a balance between aggressively hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure. The Committee does not establish a specific target percentile for the target compensation of our NEOs. When setting the amount of each compensation component for the NEOs, the Committee considers the following factors:

•	The Company’s performance against financial goals and objectives established by the Committee and Board of Directors.

•	Each individual NEO’s skills, experience, and qualifications relative to other similarly situated executives at companies in the Company’s peer group.

•	The scope of the NEO’s role compared to other similarly situated executives at companies in the Company’s peer group.

•

The performance of each individual NEO, based on a subjective assessment of his or her contributions to the Company’s overall performance, ability to lead his or her business unit or function, work as part of a team and reflect the Company’s core values.

•	The Company’s performance relative to its peer group.

•	The compensation practices of the Company’s peer group and the positioning of each NEO’s compensation in a ranking of peer compensation.

•	Recommendations provided by the CEO for his direct reports.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for an Executive Officer. No single factor above is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

For purposes of comparing our executive compensation against the competitive market, the Committee utilizes a peer group of 19 high-technology companies. The companies in the peer group were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and employee base), business strategy and industry. The Committee reviews the Company’s peer group at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the companies in the peer group.

The fiscal 2013 peer group was:

Autodesk	F5 Networks	LAM Research	Synopsys

Avago Technologies	FLIR Systems	LSI	Teradyne

BMC Software	JDS Uniphase	Marvell Technology Group	Trimble Navigation

Cadence Design Systems	Juniper Networks	Maxim Integrated Products	VMWare

Ciena	KLA-Tencor	Polycom

To analyze the compensation practices of the peer group companies, the Committee’s compensation consultant, Compensia, Inc. (“Compensia”), gathered data from public filings and from Radford’s High-Technology Executive Survey database. This peer group data was then used as a reference point to assess the Company’s current compensation levels for the Committee in the course of its deliberations on compensation forms and amounts.

Governance of Our Executive Compensation Program

Role of the Compensation Committee

The purpose of the Committee is to discharge the Board of Directors’ responsibilities relating to the compensation of our directors and Executive Officers. Our Executive Officers are designated by the Board of Directors based on the definition contained in the rules promulgated under the Securities Exchange Act of 1934. The Committee has overall responsibility for (i) overseeing the Company’s compensation and benefits policies, (ii) overseeing, evaluating, and approving Executive Officer compensation plans, policies, and programs, and (iii) overseeing, evaluating and recommending to the full Board for approval, director compensation plans and programs, and (iv) evaluating our CEO’s performance and establishing his compensation. With respect to the Company’s CEO, the Committee sets, and with respect to the NEOs (other than the CEO), the Committee reviews and approves their:

•	Annual base salaries;

•	Annual incentive compensation;

•	Long-term incentive compensation;

•	Employment agreements (including severance and change-in-control arrangements); and

•	Other compensation, perquisites, or special benefit items, if any.

Management Interaction with Committee

In carrying out its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Committee solicits and reviews the CEO’s recommendations and proposals with respect to annual cash compensation adjustments, long-term equity incentive awards, program structures, and other compensation-related matters (other than for the CEO). The Committee uses the CEO’s recommendations and proposals as one of many factors in making compensation decisions for the Company’s Executive Officers. The CEO recuses himself from all discussions and recommendations regarding his own compensation.

Compensation Review Cycle

The Committee reviews the base salary levels of our Executive Officers as well as their annual cash incentive opportunities and equity awards each year in the fall, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year. Each quarter the Committee reviews Company performance and the corresponding projected payouts under the executive annual cash incentive plan(s) and equity awards.

Use of External Advisors

Beginning in fiscal 2006, the Committee engaged Compensia to serve as an independent compensation advisor to provide the Committee with information, recommendations, and other advice relating to executive compensation. Compensia serves at the discretion of the Committee and regularly meets with the Committee, both with and without management present. The amount Brocade paid to Compensia in services and fees in fiscal 2013 totaled $229,364.70.

In fiscal 2013, Compensia regularly participated in Committee meetings and provided assistance to the Committee, including:

•	Review and analysis related to our Executive Officers’ base salary, annual cash incentive compensation, and long-term incentive compensation levels and plan structures for fiscal years 2013 and 2014;

•	Assessment of industry trends, corporate governance and legislative environment;

•	Review of our historical equity utilization practices;

•

Review of “tally sheets” which the Committee utilizes to ensure that it has a comprehensive view of our executive officers’ total compensation arrangements, including cash compensation (fixed and variable), long-term equity incentive compensation (past awards and the current and projected values of these awards), and post-employment obligations (severance and change-of control-benefits);

•	Market information regarding severance and change-of-control benefits;

•	Assistance drafting the Compensation Discussion & Analysis for fiscal years 2012 and 2013; and

•	Assessment of compensation risk to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse impact on the Company.

In fiscal 2013, Compensia was not engaged by management to provide any services to the Company.

Fiscal Year 2013 Compensation Components and Decisions for NEOs

The primary elements of our executive compensation program for fiscal 2013 were:

•	Base salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

Base Salary

Base salary represents the most basic, fixed portion of our Executive Officers’ compensation and is an important element of compensation intended to retain and motivate highly talented Executive Officers. The Committee reviews the base salaries of our Executive Officers, including our NEOs, annually, taking into consideration Compensia’s market analyses for our Executive Officers (including our CEO), and the factors described earlier under “Competitive Positioning”.

Annual Cash Incentives

For fiscal 2013, the Company had a single cash incentive plan for the executive team, the Senior Leadership Plan (“SLP”).

Senior Leadership Plan

For fiscal 2013, the Committee reviewed the structure of the annual cash incentive plan and determined that a renewed focus on growth, specifically Ethernet revenue growth, was appropriate as well as a continued focus on profitability. In fiscal 2013, all vice presidents including our NEOs participated in the SLP. In our annual report on Form 10-K, of which this proxy is incorporated, we now describe Ethernet revenue as IP Networking Revenue. The difference in terminology had no impact on the Company’s objectives or compensation measurement.

For fiscal 2013, the objectives of the SLP were to:

•	Drive total and Ethernet revenue growth and operating income achievement;

•	Drive execution of the operating plan; and

•	Reward executives proportional to how well Brocade and our executives meet these objectives.

Each participant in the SLP, including our NEOs, has an annual cash incentive target (“Annual Cash Incentive Target”) which is a percentage of his base salary. The amount that each participant actually earns under the SLP (“Actual Annual Cash Incentive”) is based on achievement of the Company’s revenue and operating income goals (“Actual Performance”).

As shown below, the Actual Annual Cash Incentive is determined by multiplying the participant’s Annual Cash Incentive Target by Actual Performance.

Actual Performance

The Actual Performance for all Participants is equal to the sum of:

(i)	Operating Income Payout Percentage multiplied by 40%, plus

(ii)	Total Revenue Growth Payout Percentage multiplied by 30%, plus

(iii)	Ethernet Revenue Growth Payout Percentage multiplied by 30%.

The Operating Income Payout Percentage is calculated as follows:

Operating Income (Percentage Against Target)	Curve/Scaling	Payout as a % of Target
Less than 80%	—	0%
80% to 100%	2% decrease in payout for every 1% decrease in performance below target	60% to 100%
100%	—	100%
Greater than 100%	3% increase in payout for every 1% increase in performance above target	Above 100%

The Total Revenue Growth is calculated as follows:

Total Revenue Growth (Percentage Against Target Growth)	Curve/Scaling	Payout as a % of Target
Negative Growth	—	0%
Less than Target Growth	1% decrease in payout for every 1% decrease in performance below target	0% to 100%
Greater than 100%	25% increase in payout for every 1% increase in performance above target	Above 100%

The Ethernet Revenue Growth is calculated as follows:

Ethernet Revenue Growth (Percentage Against Target Growth)	Curve/Scaling	Payout as a % of Target
Negative Growth	—	0%
Less than Target Growth	1% decrease in payout for every 1% decrease in performance below target	0% to 100%
Greater than 100%	20% increase in payout for every 1% increase in performance above target	Above 100%

Operating Plan and Performance Targets

The Committee determined the performance criteria of total revenue growth, Ethernet revenue growth and operating income for the fiscal 2013 SLP in November 2012. The Board approved the fiscal 2013 operating plan prior to the appointment of our new CEO and the Committee deferred setting the SLP target levels for the agreed-upon performance criteria until after the new CEO was hired. In March 2013, Mr. Carney reviewed his strategy with the Board and provided input on the Company’s fiscal 2013 operating plan. Subsequent to Mr. Carney’s review, the Board approved a revised fiscal 2013 operating plan and in April 2013 the Committee approved the performance targets for the fiscal 2013 SLP. The Committee was aware of the delay in setting the metrics, which was necessitated by the CEO transition, and implemented the targets in a manner that took into account the time that had passed. The targets were designed to hold the management team accountable for the financial results of the Company for the entire year, including the months prior to the establishment of the metrics.

2013 Annual Cash Incentive Award Payouts

Fiscal year 2013 non-GAAP operating income was $505.0 million. Ethernet revenue was $552.1 million and total revenue was $2,222.9 million. The Company’s performance was below the SLP performance targets, and therefore funding for the annual cash incentive plan was 52.3% of the target level:

Performance Target Measure	Target	Actual	Payout %	Payout Weighting %	Weighted Payout %
Operating Income	$543M	$568M	113.4%	40.0%	45.4%
Total Revenue Growth	4.8%	-0.7%	0.0%	30.0%	0.0%
Ethernet Revenue Growth	14.1%	3.2%	23.1%	30.0%	6.9%
Total Payout				100.0%	52.3%

2013 Cash Compensation Summary

The following table summarizes the target and actual cash compensation paid to the Company’s continuing NEOs in fiscal 2013, including annual cash incentives and base salary.

Named Executive Officer(4)	Annualized Base Salary	SLP Target %(1)	Total Target Cash Compensation	Actual Total SLP Bonus(2)	Actual Total Cash Compensation(3)
Lloyd A. Carney	$800,000	150%	$2,000,000	$600,000	$1,239,394
Daniel W. Fairfax	$450,000	80%	$810,000	$188,151	$638,151
Tyler Wall	$380,000	75%	$665,000	$148,953	$528,953
Ken Cheng	$400,000	75%	$700,000	$156,792	$556,792
Jeffrey Lindholm	$400,000	125%	$900,000	$170,146	$435,298

(1)	As a percentage of base salary.

(2)	The SLP payouts are generally based upon fiscal 2013 ending base salaries, which were $800,000 for Mr. Carney, $450,000 for Mr. Fairfax, $400,000 for Mr. Cheng, $400,000 for Mr. Lindholm and $380,000 for Mr. Wall. According to the terms of his offer letter, Mr. Carney’s fiscal 2013 SLP bonus was the greater of actual attainment or $600,000. Mr. Lindholm’s bonus was prorated to account for his March 4, 2013 hire date.

(3)	In addition to the amount listed, Mr. Lindholm also received a “Hire-On” bonus payment of $177,700 in March 2013.

(4)	Mr. Klayko is not listed in this table because he held the Chief Executive Officer position on an interim basis until he terminated employment in January 2013.

Long-Term Equity Incentives

The Committee believes that long-term equity incentives should focus our Executive Officers on stockholder value creation through long-term Company performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential. As with other elements of pay, we determine the amount of long term incentives for our NEOs as described in “Competitive Positioning” on page 34. We use long-term equity incentives both as part of the annual compensation program for our Executive Officers and to address special situations as they may arise from time-to-time on a case-by- case basis. The Company’s equity award practices have been designed to reflect a balance between:

•	Stockholders’ dilution concerns;

•	The Company’s need to remain competitive in recruiting; and

•	The Company’s desire to motivate and retain executive talent.

The Committee believes equity awards provide an incentive for our NEOs to focus on driving increased stockholder value over their vesting period, reward for growth in our stock price and long-term value creation, and provide an incentive to remain employed with the Company. In fiscal 2013, consistent with fiscal 2012, these equity incentives took the form of PSUs and RSUs for continuing executives. For newly hired executives, including the CEO and head of sales, the equity compensation took the form of stock options and RSUs.

The following table summarizes the types of long-term incentive awards granted to the NEOs in November 2012 for fiscal 2013 as part of the Committee’s annual focal review process. The Committee allocated approximately 40% of equity award value in PSUs and 60% in service-based RSUs to our NEOs (including the special retention RSUs).

Award Type	Grant Date	Vesting Detail
PSUs	November 2012	2-year performance period beginning October 2012 and ending October 2014; 50% vests October 2014 and the remaining 50% vests one year later in October 2015
Annual RSUs	November 2012	Vests over 3 years with 1/3 vesting annually
Special Retention RSUs	November 2012	Vests over 2 years with 1/2 vesting annually

PSUs are designed to link executive compensation with increased stockholder value. The actual number of shares of our common stock issuable under PSUs varies based on over- or under-performance of Brocade’s stock price performance compared to the total shareholder return of the NASDAQ Telecom Index during the performance period. For the PSUs granted in November 2012, the target number of shares will be increased by one and a half (1.5) percentage points for each percentage point that the Company over performs the NASDAQ Telecom Index during the performance period. Similarly, the target number of shares will be decreased by one-and-a-half (1.5) percentage points for each percentage point that the Company underperforms the NASDAQ Telecom index.

RSUs require executives to remain continuously employed by the Company through the applicable vesting dates. The value of RSU awards is tied to the price of the Company’s common stock and thus aligned with stockholder interests.

The following table shows the target equity awards granted to the NEOs in November 2012 for FY13:

Named Executive Officer	Performance-Based Awards		Service-Based Awards
	PSUs Granted(1)	Grant Date Fair Value	RSUs Granted	Grant Date Fair Value	Total Value
Daniel W. Fairfax	75,000	$420,750	125,000	$685,000	$1,105,750
Tyler Wall	50,000	$280,500	75,000	$411,000	$691,500
Ken Cheng	50,000	$280,500	75,000	$411,000	$691,500
Michael Klayko	—	—	—	—	—

(1)	The number of shares listed reflects the target number of shares.

The following table shows the target new hire equity awards granted to NEOs in FY13

	Stock Options Granted	Grant Date Fair Value(1)	RSUs Granted	Grant Date Fair Value(1)	Total Value
Lloyd A. Carney	2,400,000	$5,750,805	230,000	$1,301,800	$7,052,605
Jeffrey Lindholm	225,000	$469,844	75,000	$426,000	$895,844

(1)	The fair value for Mr. Carney’s new hire equity awards are based on a grant date of January 16, 2013. The fair value for Mr. Lindholm’s new hire equity awards are based on a grant date of March 4, 2013.

Benefits and Perquisites

Our NEOs had been provided with an executive health and welfare benefit program offered by the Stanford LifeLong Health Program. However, in fiscal 2013, we terminated this plan and all executives now have the same health and welfare benefits as other employees. Our NEOs have the opportunity to participate in a Section 401(k) profit-sharing plan. We also offer our employees, including our NEOs, the opportunity to purchase shares of the Company’s common stock at a discount under the Company’s employee stock purchase plan. The Company has access to a contracted aircraft service for certain business travel purposes. Under certain circumstances, and with prior approval, the Company may permit certain Executive Officers, including the NEOs, to use the aircraft for personal use subject to reimbursement for equivalent first class airfare for such use. There was no personal use of the aircraft during 2013.

Except as disclosed in the Summary Compensation Table on page 45 of this proxy statement, we do not provide any additional perquisites or other personal benefits to our NEOs.

Post-Employment Compensation Arrangements

We believe that concerns about potential job loss and/or the possibility or occurrence of a change-of-control of the Company can create uncertainty for our Executive Officers that may unduly affect their performance. In fiscal 2013, after review of market practices and with input from Compensia, the Committee amended the employment agreements of our Executive Officers, including our NEOs, to better align the terms with market practices and to provide what the Committee considered appropriate benefits for severance and change-of-control events.

For information on the specific terms and conditions of the employment agreements of our NEOs, see the discussion of “Employment, Change of Control and Severance Arrangements” beginning on page 50 of this proxy statement. In addition, for information on the severance and change-of-control arrangements for our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2013, see “2013 Potential Payments Upon Termination or Change in Control” beginning on page 51 of this proxy statement.

Reasonableness of Compensation

The Committee believes that the Company is operating in accordance with its compensation philosophy and is achieving its compensation objectives. The Committee also believes that the pay positioning and pay mix for our NEOs are reasonable and appropriate. Specifically, the Committee believes that our NEOs are appropriately rewarded for the creation of stockholder value, the achievement of operational success, and their individual contributions.

The Prior “Say On Pay” Vote

At our previous annual stockholder’s meeting in April 2013, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 98.1% of stockholder votes cast in favor of our 2013 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation. With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered by the Board of Directors, the Board of Directors determined that we will hold annual non-binding advisory votes on executive compensation until the next required vote on the frequency of the non-binding advisory vote on executive compensation occurs.

Other Compensation Policies

Equity Grant Practices

Our equity grant practices are set forth in our “Equity Awards Granting Policy.” Other than for our newly hired NEOs, the Compensation Committee approved the NEO grants in November 2012 at the beginning of fiscal 2013 to align the timing of those awards with certain company-wide compensation programs. Previously, for fiscal 2012, the Compensation Committee approved the NEO grants before the end of fiscal 2011 in October 2011 to align the timing of those awards with certain company-wide compensation programs. Grant dates for new hire awards are set on the fourth Thursday of each month (other than in December, in which case it is the second Thursday of the month). In the case of annual, promotional awards and other discretionary awards, grant dates are set irrespective of blackout periods. Awards are determined by the Committee, or its designated subcommittee, in accordance with both the Committee’s charter and the Company’s “Equity Awards Granting Policy.”

Prohibitions on Hedging and Pledging

The Company’s Insider Trading Policy prohibits Executive Officers and Board members from hedging, pledging, or margining Brocade common stock and all employees and Board members from engaging in derivative transactions involving Brocade Common Stock.

Rule 10b5-1 Trading Plans

Each of our NEOs and Board members may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1. The Company may also enter into a written plan for the automatic trading of securities in accordance with Rule 10b5-1 with respect to its stock repurchase program.

Tax and Accounting Considerations

Income Tax Considerations

In making compensation decisions, the Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) generally disallows an income tax deduction to any publicly-held corporation for individual remuneration paid to certain Executive Officers exceeding $1 million in any taxable year, unless the remuneration is “performance-based.”

The Committee has examined our current executive compensation program and understands that some compensation paid to our NEOs during fiscal 2013 may or may not be deductible under Section 162(m). However, based on the Committee’s examination, the Committee does not believe that the loss of any income tax deductions will be likely to have a material negative financial impact on the Company. The Committee also believes that it is important to retain the flexibility to motivate superior performance through awards or programs that do not meet all of the requirements of Section 162(m). The Committee will continue to monitor the issue of deductibility, and make adjustments to our executive compensation program to maximize the deductibility of our executive compensation to the extent that it believes such result is consistent with the objectives of individual compensation elements and the interests of our stockholders.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes significant taxes in the event that an NEO, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of the provision.

Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A also applies to certain equity awards and severance arrangements which we maintain. Consequently, to assist our NEOs, directors, and employees in avoiding additional tax under Section 409A, we have developed the severance arrangements as described in the proxy and structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable requirements.

Accounting for Stock-Based Compensation

We follow the applicable accounting rules for our stock-based compensation awards. The applicable accounting rules require companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

Compensation and Risk

In December 2012 and January of 2013, with the assistance of Compensia, we carefully reviewed our compensation policies and practices and determined that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following characteristics of our compensation programs work to reduce the possibility of our employees, including our Executive Officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We structure employee compensation packages to reflect a balance between cash and equity-based compensation, and short- and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board of Directors.

•

We attempt to structure our compensation policies and practices so that they are based on consistent performance objectives across the company, including annual targets that are based on company performance.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive plan.

•	The performance-based equity incentives (PSUs) have caps on the maximum number of shares that may be earned.

•	The Committee has retained an external executive compensation consultant to advise on market practices and the suitability of its compensation actions and decisions.

•	The Committee reviews executive compensation annually and considers market practices in its compensation actions and decisions.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

L. William Krause (Chair)

Sanjay Vaswani

Renato DiPentima

Dave House

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer, (iii) the Company’s other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2013, and (iv) the Company’s former Chief Executive Officer, Michael Klayko.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lloyd A. Carney	2013	639,394	1,301,800	5,750,805	600,000	3,000	8,294,999
Chief Executive Officer(6)

Daniel W. Fairfax	2013	450,000	1,105,750	—	188,151	7,000	1,750,901
VP, Finance and Chief Financial Officer	2012	425,000	1,299,000	—	525,640	11,000	2,260,640
	2011	377,597	447,310	—	261,232	3,000	1,089,139

Tyler Wall	2013	380,000	691,500	—	148,953	7,000	1,227,453
VP, General Counsel	2012	365,000	649,500	—	451,432	7,000	1,472,932
	2011	343,269	511,650	—	236,171	7,000	1,098,090

Ken Cheng	2013	400,000	691,500	—	156,792	7,000	1,255,292
Chief Technology Officer and VP, Corporate Development and Emerging Business(7)

Jeffrey Lindholm	2013	265,152	426,000	469,844	170,146	177,700	1,508,842
Senior VP, WW Sales(8)(9)

Michael Klayko	2013	188,889	—	—	—	2,683,300	2,872,189
Chief Executive Officer(10)	2012	800,000	1,966,500	—	1,492,920	20,734	4,280,154
	2011	760,096	2,045,600	—	1,209,529	6,855	4,022,080

Note: All dollar amounts rounded to the nearest whole dollar

(1)	Actual Salary earned during the 2013, 2012 and 2011 fiscal years, as applicable. Please note that fiscal year 2011 reflects a company-wide mandatory unpaid time-off program.

(2)	These amounts reflect the grant date fair value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 26, 2013. See also the Grants of Plan-Based Awards Table for information on stock awards granted in fiscal year 2013.

(3)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 26, 2013, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2013, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal year 2013.

(4)	For fiscal years 2013, 2012 and 2011, these amounts include payments under the Company’s Senior Leadership Plan, Rev It Up Plan and Sales Leadership Plan, as applicable. The applicability of those plans and the actual payments under those plans are included in the “Actual Payouts Under Non-Equity Incentive Plan” column of the “2013 Grants of Plan-Based Awards” table on the following page. See the “Compensation Discussion and Analysis” section above for more information.

(5)	For fiscal years 2013, 2012 and 2011, these amounts include benefits rendered by participating in the Stanford Health Program and expenses paid by the Company for participating in the Company’s 401(k) plan match program.

(6)	Lloyd A. Carney became Brocade’s Chief Executive Officer effective January 14, 2013; in accordance with applicable SEC rules, no data has been provided for fiscal years 2012 and 2011.

(7)	Ken Cheng became Brocade’s Chief Technology Officer and Vice President, Corporate Development and Emerging Business, effective June 1, 2013; in accordance with applicable SEC rules, no data has been provided for fiscal years 2012 and 2011.

(8)	Jeffrey Lindholm became Brocade’s VP of Worldwide Sales effective March 4, 2013; in accordance with applicable SEC rules, no data has been provided for fiscal years 2012 and 2011.

(9)	The entire amount listed in the “All Other Compensation” column for Jeffrey Lindholm represents a “Hire-On” bonus payment that he received in March 2013.

(10)	Michael Klayko, Brocade’s former Chief Executive Officer and director, resigned from his roles as Chief Executive Officer and as a director of Brocade effective as of January 14, 2013 and remained as an employee advisor until he left Brocade on January 26, 2013. In connection with his resignation from his roles as Chief Executive Officer and as a director of Brocade, Brocade and Mr. Klayko entered into an Agreement and General Release of Claims that provided Mr. Klayko would receive certain benefits in accordance with his Amended and Restated Change of Control Retention Agreement, including (i) one year’s base salary and target annual incentive, (ii) a CEO transition payment, (iii) a payment equal to his target incentive for fiscal year 2013 pro-rated based upon the number of days he was employed during fiscal year 2013 (91 days), and (iv) a payment to cover the cost of COBRA premiums for two years of healthcare coverage. As a result, the amount listed in the “All Other Compensation” column for Mr. Klayko in fiscal year 2013 includes $2,680,300 pursuant to his Agreement and General Release of Claims, as further described in the section “Employment, Change of Control and Severance Arrangements.”

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2013 (except as described in the footnotes below). The SLP awards are cash awards, and the Options, RSUs and PSUs are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table below.

2013 Grants of Plan-Based Awards

Name(1)	Type(2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Actual Payouts Under Non- Equity Incentive Plan($)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold($)	Target($)	Maximum($)		Threshold(#)	Target(#)	Maximum(#)
Lloyd A. Carney	2013 SLP			942,857		600,000
	Option	1/16/13									2,400,000	$5.66	5,750,805
	RSU	1/16/13								230,000			1,301,800

Ken Cheng	2013 SLP			300,000		156,792
	RSU	11/1/12								25,000			137,000
	RSU	11/1/12								50,000			274,000
	PSU	11/1/12						50,000	75,000				280,500

Daniel W. Fairfax	2013 SLP			360,000		188,151
	RSU	11/1/12								50,000			274,000
	RSU	11/1/12								75,000			411,000
	PSU	11/1/12						75,000	112,500				420,750

Jeffrey Lindholm	2013 SLP			325,550		170,146
	Option	3/4/13									225,000	$5.68	469,844
	RSU	3/4/13								75,000			426,000

Tyler Wall	2013 SLP			285,000		148,953
	RSU	11/1/12								25,000			137,000
	RSU	11/1/12								50,000			274,000
	PSU	11/1/12						50,000	75,000				280,500

(1)	There were no grants of plan-based awards to Mr. Klayko during fiscal year 2013.

(2)	“SLP” means the Senior Leadership Plan for fiscal year 2013. “RSU” means a restricted stock unit that vests if the grantee remains employed by the Company at certain times. “PSU” means a Performance Stock Unit. See “Compensation Discussion and Analysis” above for more details.

(3)	These amounts reflect the grant date fair value of such award computed in accordance with FASB ASC Topic 718 and do not reflect the actual amounts earned. For additional information, see Note 12 of our financial statements in the Form 10-K for the year ended October 26, 2013, as filed with the SEC.

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

	Option Awards(1)						Stock Awards
Name(2)	Award Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)

Lloyd A. Carney	1/16/13	—	2,400,000	—	5.66	1/16/20	230,000	1,800,900	—	—

Ken Cheng	11/01/12	—	—	—	—	—	75,000	587,250	50,000	391,500
	10/27/11	—	—	—	—	—	33,333	260,997	—	—
	12/09/10	—	—	—	—	—	20,875	163,451	—	—
	12/10/09	58,750	1,250	—	7.47	12/09/16	—	—	—	—
	6/10/04	122,844	—	—	2.72	6/10/14	—	—	—	—

Daniel W. Fairfax	11/01/12	—	—	—	—	—	125,000	978,750	75,000	587,250
	10/25/11	—	—	—	—	—	162,500	1,272,375	—	—
	12/09/10	—	—	—	—	—	20,875	163,451	—	—
	12/10/09	73,437	1,563	—	7.47	12/10/16	—	—	—	—

Jeffrey Lindholm	3/04/13	—	225,000	—	5.68	3/04/20	75,000	587,250	—	—

Tyler Wall	11/01/12	—	—	—	—	—	75,000	587,250	50,000	391,500
	10/25/11	—	—	—	—	—	81,250	636,188	—	—
	12/12/10	—	—	—	—	—	21,429	167,789	—	—
	04/29/09	50,000	—	—	5.62	04/29/16	—	—	—	—
	12/13/07	85,000	—	—	7.14	12/13/14	—	—	—	—
	11/24/06	50,000	—	—	9.27	11/24/13	—	—	—	—

(1)	All options vest at the rate of 1/48th per month and vest completely after four years as long as the grantee remains employed by the Company.

(2)	Mr. Klayko held no outstanding equity awards at the end of fiscal year 2013.

(3)	The RSUs granted 12/11/09 and 12/12/10 (or RSUs granted 12/10/09 and 12/09/10 for Mr. Fairfax) vest annually over three years from 11/1/09 and 11/1/10, respectively, as long as the grantee remains employed by the Company. The RSUs granted 10/25/11 vest annually over three years from the grant date as long as the grantee remains employed by the Company. The RSUs granted 11/01/12 vest annually over three years from the grant date as long as the grantee remains employed by the Company.

(4)	Calculations based on the closing price of the Company’s Common Stock of $7.83 per share on the last trading day before the Company’s 2013 fiscal year end.

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2013.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lloyd A. Carney	—	—	—	—
Ken Cheng	—	—	65,875	439,328
Daniel W. Fairfax	—	—	84,209	578,965
Michael Klayko	1,250,417	1,473,118	340,890	1,923,241
Jeffrey Lindholm	—	—	—	—
Tyler Wall	90,000	292,770	55,795	364,507

(1)	The value realized on exercise is calculated by determining the difference between the market price of the shares at exercise and the exercise price of the options.

(2)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the stock awards on the date of vesting.

Employment, Change of Control and Severance Arrangements

Each of our Named Executive Officers has a Change of Control Retention Agreement that was approved by the Compensation Committee (each a “Retention Agreement”). Each Retention Agreement has a three-year term expiring in 2016, subject to mutual renewal and possible automatic extension if Brocade enters into a definitive agreement regarding a change of control (as defined in the Retention Agreements). The Retention Agreement for each of our Named Executive Officers (other than Mr. Carney) replaces a similar agreement for the respective officer that was scheduled to expire in 2013. Mr. Carney’s Retention Agreement replaces a similar agreement that was new in 2013 when he joined the Company.

Under the Retention Agreements, if the employment of a Named Executive Officer is terminated by Brocade without “cause” (as defined in the Retention Agreements) and such termination does not occur in connection with a change of control (as defined in the Retention Agreements), then, subject to the Named Executive Officer signing a release of claims in favor of Brocade, agreeing not to disparage Brocade for a period of 12 months following termination, and continuing to comply with Brocade’s employee confidential information agreement, the Named Executive Officer will be entitled to receive: (1) a lump sum payment equal to 12 months of base salary (30 months for Mr. Carney), (2) Brocade-paid COBRA benefits for 12 months, and (3) continued exercisability (but not accelerated vesting) of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right.

In the event the Named Executive Officer’s employment is terminated by Brocade without cause or by such executive for “good reason” (as defined in the Retention Agreements) within three months before, or 12 months after, a “change of control” (as defined in the Retention Agreements), then the Named Executive Officer instead will be eligible to receive, subject to the same requirement to sign a release of claims in favor of Brocade and comply with the same post-employment obligations described above: (1) a lump sum payment equal to 12 months of base salary and 100% of the Named Executive Officer’s target cash bonus under Brocade’s Senior Leadership Plan for the fiscal year in which termination occurs (24 months of base salary and 200% of target cash bonus for Mr. Carney), (2) Brocade-paid COBRA benefits for 12 months (18 months for Mr. Carney), (3) full accelerated vesting with respect to the Named Executive Officer’s then outstanding, unvested equity awards, and (4) continued exercisability of any vested stock options or stock appreciation rights until the earlier of nine months after termination of employment or the maximum term of the option or stock appreciation right. If the Named Executive Officer’s severance payments and other benefits trigger excise taxation under Sections 280G and 4999 of the Code, the payments and benefits will either be (1) paid in full, or (2) reduced so the Named Executive Officer is not subject to excise taxation, whichever results in the Named Executive Officer’s receipt of the greatest after-tax severance amount. The Retention Agreements do not provide for gross-up of these taxes or any other taxes.

The 1999 Stock Plan provides that, in the event of a “merger” or “asset sale” (as defined in that plan), and the 2009 Stock Plan provides that, in the event of a “change in control” (as defined in that plan), outstanding equity awards immediately vest in full, unless outstanding awards are assumed by the acquirer or new awards are provided in substitution for existing awards.

As discussed under “Executive Compensation and Other Matters — Compensation Discussion and Analysis — Post-Employment Compensation Arrangements,” Michael Klayko, Brocade’s former Chief Executive Officer and director, resigned from those positions effective as of January 14, 2013. In connection with that event and pursuant to the Agreement and General Release of Claims, the “Transition Agreement” that Brocade and Mr. Klayko entered into in August 2012, Mr. Klayko received certain benefits, including (1) a lump sum payment of $320,000; (2) a lump sum payment equal to Mr. Klayko’s target incentive for fiscal year 2013, prorated based on the number of days he is actually employed during fiscal year 2013; (3) pro-rata accelerated vesting of Mr. Klayko’s time-based and performance-based vesting awards to the extent Mr. Klayko actually remained employed during fiscal year 2013 (using a daily vesting schedule and with any applicable performance goals deemed to have been achieved at target); (4) a lump sum payment equal to $2,000,000, which is equal to 12 months’ base salary and 100% of his target cash bonus payable pursuant to the Senior Leadership Plan, (5) a lump sum payment equal to the amount of the premium Mr. Klayko would be required to pay for 12 months of COBRA coverage, and (6) continued health care coverage for certain of Mr. Klayko’s children.

The following table quantifies the estimated payments and benefits that would be provided to each named executive officer upon termination in the regular course of business or termination in connection with a change-of-control of the Company as of the last day of fiscal year 2013.

2013 Potential Payments upon Termination or Change in Control

		Termination Without Cause Not in Connection with a Change of Control	Change of Control (apart from termination)	Involuntary Termination in Connection with a Change of Control
Lloyd A. Carney	Salary	$2,000,000	$0	$1,600,000
	Bonus	$0	$0	$2,400,000
	Health Benefits(1)	$16,122	$0	$24,182
	Equity Acceleration(2)	$0	$0	$7,008,900

	Total	$2,016,122	$0	$11,033,082

Daniel W. Fairfax	Salary	$450,000	$0	$450,000
	Bonus	$0	$0	$360,000
	Health Benefits(1)	$16,122	$0	$16,122
	Equity Acceleration(2)	$0	$0	$3,099,019

	Total	$466,122	$0	$3,925,141

Ken Cheng	Salary	$400,000	$0	$400,000
	Bonus	$0	$0	$300,000
	Health Benefits(1)	$16,122	$0	$16,122
	Equity Acceleration(2)	$0	$0	$1,468,069

	Total	$416,122	$0	$2,184,191

Jeffrey Lindholm	Salary	$400,000	$0	$400,000
	Bonus	$0	$0	$500,000
	Health Benefits(1)	$16,122	$0	$16,122
	Equity Acceleration(2)	$0	$0	$1,071,000

	Total	$416,122	$0	$1,987,122

Tyler Wall	Salary	$380,000	$0	$380,000
	Bonus	$0	$0	$285,000
	Health Benefits(1)	$16,122	$0	$16,122
	Equity Acceleration(2)	$0	$0	$1,847,147

	Total	$396,122	$0	$2,528,269

Michael Klayko(3)	—	—	—	—

(1)	Reflects cost of COBRA reimbursement assuming the executive elects COBRA. Cost of COBRA premiums is estimated at $16,122 per year for each executive.

(2)	Calculations reflect Brocade’s closing stock price of $7.83 on Friday, October 25, 2013, the last trading day on the NASDAQ Global Select Market prior to the last day of the fiscal year of Saturday, October 26, 2013. Equity values were calculated using (i) $7.83 minus the exercise price per stock option share and (ii) $7.83 per share for restricted stock units, in both cases multiplied by the number of shares covered by each accelerating award. The Change of Control column does not show the 50% of the performance-based restricted stock units that would have been earned had the two-year performance period been truncated to end on the close of the change of control and which would vest upon a change of control, pursuant to the terms of the award agreement. In the event of a change of control where the acquirer refuses to assume or substitute for outstanding equity awards, vesting of all outstanding awards accelerates in full. In such an event, and assuming an October 26, 2013 change of control and a $7.83 per share transaction price, the value of the equity acceleration for each of Messrs. Carney, Fairfax, Cheng, Lindholm and Wall equals the equity acceleration value set forth in the column labeled Involuntary Termination in Connection with a Change of Control.

(3)	Michael Klayko, Brocade’s former Chief Executive Officer and director, resigned from those positions effective as of January 14, 2013. In connection with his termination of employment, Mr. Klayko received certain benefits in accordance with his transition agreement with Brocade, including (i) a lump sum payment of $320,000; (ii) a lump sum payment of $299,178, which is equal to Mr. Klayko’s target incentive for fiscal year 2013, pro-rated based on the number of days he was actually employed during fiscal year 2013; (iii) accelerated vesting of a total of 220,657 RSUs and PSUs (the number of accelerated shares was determined based on the number of days that Mr. Klayko was employed during fiscal year 2013, using a daily vesting schedule and with any applicable performance goals deemed to have been achieved at target); (iv) a lump sum payment equal to $2,000,000, which is equal to 12 months’ base salary and 100% of his target cash bonus payable pursuant to the SLP; (v) a lump sum payment of $16,122, which is the amount of the premium Mr. Klayko would be required to pay for 12 months of COBRA coverage; and (vi) continued limited health care coverage for one of Mr. Klayko’s children.

Equity Compensation Plan Information

The following table summarizes information, as of October 26, 2013, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands, except per share amounts):

	A		B	C
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excludes Securities Reflected in Column A)
Equity compensation plans approved by stockholders(1)	9,685,928	(2)	$6.51	56,756,475	(3)
Equity compensation plans not approved by stockholders(4)	2,875,340	(5)	$5.12	—

Total	12,561,268		$6.19	56,756,475

(1)	Consists of the 2009 ESPP, the 2009 Director Plan, the 1999 Director Plan, the 2009 Stock Plan and the 1999 Stock Plan.

(2)	Amount excludes purchase rights accrued under the 2009 ESPP. As of October 26, 2013, the 2009 ESPP had a stockholder-approved reserve of 65.0 million shares, of which 27.9 million shares were available for future issuance.

(3)	Amount consists of shares available for future issuance under the 2009 ESPP, the 2009 Director Plan and the 2009 Stock Plan.

(4)	Consists solely of the 1999 NSO Plan described in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 26, 2013, as filed with the SEC, and Foundry’s 2000 NSO Plan, which was assumed in connection with our acquisition of Foundry.

(5)	A substantial number of shares were granted in the first quarter of fiscal year 2013. Information relating to the Company’s employee equity compensation plans is set forth in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 26, 2013, as filed with the SEC.

For a description of the material features of the compensation plans under which equity securities of the Company are authorized for issuance which were adopted without approval by stockholders, see Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the fiscal year ended October 26, 2013, as filed with the SEC, which descriptions are incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10 percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and 10 percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Employment, Change of Control and Severance Arrangements” and indemnification agreements with each of its directors and certain executive officers which require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company, there was not during fiscal year 2013 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Audit Committee reviews any such proposed related person transactions on a quarterly basis, or more frequently as appropriate. In cases in which a transaction has been identified as a potential related person transaction, management must present information regarding the proposed transaction to the Audit Committee for consideration and approval or ratification. During fiscal year 2013, the Audit Committee was also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such practices. Matthew Roberts, the son-in-law of the Company’s former Chief Executive Officer, Michael Klayko, is employed as a business development specialist at the Company, an ongoing full-time position. Mr. Roberts is not an executive officer of the Company and did not directly report to Mr. Klayko. Mr. Roberts is currently compensated at a level that the Company believes is comparable to other employees of the Company in similar positions of responsibility. Keri Sponseller, the daughter of the Company’s former Chief Executive Officer, Michael Klayko, has been employed as a marketing communications specialist and most recently as a Senior Manager for Internal Communications at the Company, an ongoing full-time position. Ms. Sponseller is not an executive officer of the Company and did not directly report to Mr. Klayko. Ms. Sponseller is currently compensated at a level that the Company believes is comparable to other employees of the Company in similar positions of responsibility. The Audit Committee previously reviewed both transactions and recommended them for inclusion in this section.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 26, 2013 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed by standards promulgated by the AICPA and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP the independence of KPMG LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 26, 2013.

Respectfully submitted by:

Judy Bruner (Chair) Alan L. Earhart John W. Gerdelman Glenn C. Jones

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page five above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall Vice President, General Counsel and Corporate Secretary

February 24, 2014

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Highway 85 N exit toward Mountain View.

•	Take the 237 E exit towards Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Highway 237 E exit toward Alviso/Milpitas.

•	Take the North First Street exit, and turn left onto North First Street.

•	Turn left at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take Interstate 880 N toward Oakland.

•	Take the Montague Expressway W exit and merge onto Montague Expressway.

•	Turn right at North First Street.

•	Turn right at Holger Way.

•	Turn left into the Brocade parking garage at 130 Holger Way.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:  ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1, a Vote FOR

Proposals 2 and 3 and a vote AGAINST Proposal 4.

1.	Election of directors:

		FOR	AGAINST	ABSTAIN

	01 Judy Bruner	☐	☐	☐

	02 Lloyd A. Carney	☐	☐	☐

	03 Renato A. DiPentima	☐	☐	☐

	04 Alan L. Earhart	☐	☐	☐

	05 John W. Gerdelman	☐	☐	☐

	06 Dave House	☐	☐	☐

	07 L. William Krause	☐	☐	☐

	08 David E. Roberson	☐	☐	☐

	09 Sanjay Vaswani	☐	☐	☐

2.	Nonbinding advisory resolution to approve executive compensation	☐	For	☐	Against	☐	Abstain

3.	Ratification of the appointment of KPMG LLP as the independent registered public accountants of Brocade Communications Systems, Inc. for the fiscal year ending November 1, 2014	☐	For	☐	Against	☐	Abstain

4.	Stockholder proposal to amend Brocade’s bylaws to give stockholders who hold 10% of outstanding Brocade stock the power to call a special meeting of stockholders if properly presented at the Annual Meeting	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BROCADE COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 8, 2014

2:00 p.m. Pacific Time

Brocade’s Corporate Headquarters

130 Holger Way

San Jose, California 95134

Brocade Communications Systems, Inc. 130 Holger Way San Jose, California 95134	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 8, 2014.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint Dave House, Lloyd A. Carney, Daniel W. Fairfax and Tyler Wall, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/brcd	1-866-883-3382

Use the Internet to vote your proxy until 11:59 p.m. (Eastern Time) on April 7, 2014.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Eastern Time) on April 7, 2014.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.